                                                                     EXHIBIT 2.2

                              FIRST AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER


This First Amendment to Agreement and Plan of Merger ("First Amendment") between Premier Bancorp, Inc. (hereinafter called "PREMIER"), Premier Acquisition Corporation (hereinafter called "PAC") and BANC ONE CORPORATION (hereinafter called "BANC ONE") is dated as of September 7, 1995.
                                  -----------


                                  WITNESSETH

  WHEREAS, the parties hereto have entered into an Agreement and Plan of Merger dated as of July 19, 1995 (hereinafter, the "Merger Agreement") providing for the merger of PREMIER into PAC, BANC ONE's acquisition of PREMIER and the exchange of shares of BANC ONE Common Stock for the shares of PREMIER Common Stock;

  WHEREAS, the parties have determined that under applicable Louisiana law certain rights may be available to shareholders of PREMIER as dissenting shareholders and that it is desirable that the Merger Agreement be amended with respect thereto.


                            STATEMENT OF AMENDMENT

NOW THEREFORE, the parties hereby agree that the Merger Agreement shall be and is hereby amended as follows:

A. Section 6 of the Merger Agreement is amended to read in its entirety as follows:

    6.  Liabilities upon Merger; Service of Process.  The Surviving Corporation
        -------------------------------------------
        shall be responsible for all of the liabilities of every kind and description of PREMIER and PAC existing as of the Effective Time.

        The filing of a Certificate of Merger with the Secretary of State of the State of Louisiana, accompanied by such other documents as are required by the Louisiana BCL, shall operate as a consent by the Surviving Corporation that it may be sued and served with process in the State of Louisiana in any suit, action or proceeding for the enforcement of any obligation or liability of PREMIER, including any amount payable to any dissenting shareholder; as an irrevocable consent by the Surviving Corporation to service upon and by the Louisiana Secretary of State as agent of the Surviving Corporation to accept service of process in any such suit, action or proceeding for the enforcement of any such obligation or liability; and as an appointment by the Surviving Corporation of James H. Napper, II whose address is 451 Florida Street, Baton Rouge, Louisiana 70801, as agent of the Surviving Corporation for service of process in any action, suit or proceeding to enforce any such obligation or liability of

        PREMIER, to whom the Louisiana Secretary of State may mail a copy of any such process served upon the Louisiana Secretary of State.

B. Section 7(a)(i) of the Merger Agreement is amended to read in its entirety as follows:

    (i) Each share of PREMIER Common that is issued and outstanding immediately prior to the Effective Time, together with any and all PREMIER Common Stock purchase rights and related interests and rights associated with each such share of PREMIER Common ("Rights") arising from, related to and/or issued pursuant to the Rights Agreement dated January 18, 1989 between PREMIER and Premier Bank, N.A., as Rights Agent (the "PREMIER Rights Plan"), except for shares of PREMIER Common and Rights related thereto subject to the rights of a dissenting shareholder, if any, shall, by virtue of the Merger and without any action on the part of the holder thereof, thereupon be converted into 0.617761 share of BANC ONE Common subject, however, to (i) the anti-dilution provisions of Section 7(e) of this Merger Agreement and (ii) provisions set forth in Section 7(c) with respect to fractional shares (the "Exchange Rate").

C. The first paragraph of Section 7(d) of the Merger Agreement is amended to read in its entirety as follows:

    (d) As soon as practicable after the Effective Time, and subject to the provisions set forth above relating to fractional shares, BANC ONE will, or will cause Harris Trust and Savings Bank, as Exchange Agent for BANC ONE to, distribute to the former holders of PREMIER Common (or their respective designees) in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of PREMIER Common and Rights issued pursuant to the PREMIER Rights Plan, the certificate(s) for shares of BANC ONE Common in accordance with the Exchange Rate. Each certificate formerly representing PREMIER Common and Rights issued pursuant to the PREMIER Rights Plan (other than certificates representing shares of PREMIER Common subject to the rights of dissenting shareholders, if any) shall be deemed for all purposes to evidence the ownership of the number of shares of BANC ONE Common into which such shares have been converted pursuant to the Exchange Rate; provided, however, that, until such surrender of a holder's certificate or certificates formerly representing shares of PREMIER Common and Rights issued pursuant to the PREMIER Rights Plan, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of BANC ONE Common. Upon such surrender (or, in lieu of surrender, other provisions reasonably satisfactory to BANC ONE as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the Effective Time, to the extent not previously paid to such person, on the whole shares of BANC ONE Common represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the Effective Time the holders of certificates formerly representing shares of PREMIER Common and Rights issued pursuant to the PREMIER Rights Plan shall cease to have rights with respect to such shares and to any related Rights (except such rights, if any, as holders of certificates representing PREMIER Common may have as dissenting shareholders) and their sole right shall be to exchange said certificates for shares of BANC ONE Common and any fractional share payment in accordance with this Merger Agreement.

D. A new subsection (f) is added to Section 7 of the Merger Agreement to read in its entirety as follows:

    (f) If any shareholder of PREMIER Common who files appropriate written objection pursuant to applicable law and thereafter votes his shares against the Merger is entitled to dissenters' rights under applicable law, if such shareholder perfects applicable dissenters' rights, if any, such shareholder will be entitled to dissenters rights under the Louisiana BCL.

E. Section 11(c) of the Merger Agreement is amended to read in its entirety as follows:

    (c) No gain or loss will be recognized to the shareholders of PREMIER on the exchange of their shares of PREMIER Common for shares of BANC ONE Common (disregarding for this purpose any cash received pursuant to the exercise of statutory dissenters' rights or in lieu of fractional share interests);

F. The first paragraph of Section 15(a)(ii) of the Merger Agreement is amended to read in its entirety as follows:

    (ii) except as hereinbelow provided, will not declare or pay any dividends or make any distributions in any amount on its PREMIER Common in the quarter in which the Effective Time shall occur and for which quarter the shareholders of PREMIER Common are entitled to receive regular quarterly dividends on the shares of BANC ONE Common into which the shares of PREMIER Common have been converted. It is the intent of this part (ii) to provide that, except for PREMIER shareholders who have exercised applicable dissenters' rights and who will, as a result, not exchange their shares of PREMIER Common for shares of BANC ONE Common, the holders of PREMIER Common will receive either the payment of cash dividends on their shares of PREMIER Common or the payment of cash dividends as the holders of shares of BANC ONE Common received in exchange for the shares of PREMIER Common for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as shareholders of PREMIER and the payment of a cash dividend as the holders of the shares of BANC ONE Common received in exchange for the shares of PREMIER Common. In the event that PREMIER does not declare and pay cash dividends on its PREMIER Common in a particular calendar quarter because of PREMIER's reasonable expectation that the Effective Time would occur in said calendar quarter wherein the holders of PREMIER Common would have become entitled to receive cash dividends for such calendar quarter on the shares of BANC ONE Common to have been exchanged for the shares of PREMIER Common, and the Effective Time does not in fact occur effective in said calendar quarter, then, as a result thereof, PREMIER shall be entitled to declare and pay a cash dividend (within the limitations of this Section 15) on said shares of PREMIER Common for said calendar quarter as soon as reasonably practicable.


Except as amended by this First Amendment, the Merger Agreement and the exhibits thereto remain in full force and effect without alteration or change. All references to "Merger Agreement" in the Merger Agreement as originally executed shall mean the Merger Agreement as amended by this First Amendment.

IN WITNESS WHEREOF, the parties hereto have set their hands to this First Amendment on the date and in the year first above written.

                             BANC ONE CORPORATION

ATTEST:
                             By:/s/ William P. Boardman
                                --------------------------------
                                William P. Boardman
/s/ Charles F. Andrews          Senior Executive Vice President
    ------------------

                             Premier Bancorp, Inc.
ATTEST:
                             By:/s/ G. Lee Griffin
                                --------------------------------
                                G. Lee Griffin
/s/ James H. Napper, II         Chief Executive Officer
    --------------------


                             Premier Acquisition Corporation
ATTEST:
                             By:/s/ William P. Boardman
                                --------------------------------
                                William P. Boardman
/s/ Charles F. Andrews          Chairman
    ------------------